Exhibit XIV

CONFIRMATION LETTER – PROGRAM

October 29, 2020

To:	Citigroup Global Markets Europe AG
Reuterweg 16
60323 Frankfurt am Main
Germany

Dear Ladies and Gentlemen,

Nordic Investment Bank (the “Issuer”)
Medium-Term Note Program, Series D

We refer to the Selling Agency Agreement dated as of May 22, 2007 entered into in respect of the above Medium-Term Note Program (the “Program”) (as amended from time to time, the “Selling Agency Agreement”).  We hereby acknowledge receipt of your Institution Accession Letter to us dated October 29, 2020.

In accordance with Section 3(a)(ii) of the Selling Agency Agreement, we hereby confirm that, with effect from the date hereof, you shall become a party to the Selling Agency Agreement, vested with all the authority, rights, powers, duties and obligations of an Agent or Purchaser as if originally named as Agent or Purchaser under the Selling Agency Agreement.

Yours faithfully,

Nordic Investment Bank
By: /s/ Anna von Knorring	By: /s/ Jens Hellerup
Name: Anna von Knorring	Name: Jens Hellerup
Title: Chief Counsel	Title: Senior Director, Head of Funding and Investor Relations

cc:	Citibank, N.A.	(Fiscal Agent)
cc:	Citigroup Global Markets Inc.	(Agent and Purchaser)
cc:	Goldman Sachs & Co. LLC	(Agent and Purchaser)